Exhibit 99.1

CONTACT:	Lindsey Crabbe	FOR IMMEDIATE RELEASE
(214) 874-2339

CAPSTEAD MORTGAGE CORPORATION
ANNOUNCES FIRST QUARTER 2016 RESULTS

DALLAS – April 27, 2016 – Capstead Mortgage Corporation (NYSE: CMO) (“Capstead” or the “Company”) today announced financial results for the quarter ended March 31, 2016.

First Quarter 2016 Highlights

•	Generated earnings of $27.4 million or $0.25 per diluted common share
•	Paid common dividend of $0.26 per common share
•	Book value decreased 1.5%, or $0.17, to $11.25 per common share
•	Financing spreads on residential mortgage investments unchanged at 0.90%
•	Agency-guaranteed ARM portfolio and leverage ended the quarter at $13.84 billion and 9.14 times long-term investment capital, respectively

Capstead reported net income of $27.4 million or $0.25 per diluted common share for the quarter ended March 31, 2016.  This compares to net income of $28.4 million or $0.26 per diluted common share for the quarter ended December 31, 2015.  The Company paid a first quarter 2016 dividend of $0.26 per common share on April 20, 2016.

First Quarter Earnings and Related Discussion

Capstead is a self-managed real estate investment trust, or REIT, for federal income tax purposes. The Company earns income from investing in a leveraged portfolio of short-duration residential adjustable-rate mortgage pass-through securities, referred to as ARM securities, issued and guaranteed by government-sponsored enterprises, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae.  This strategy differentiates the Company from its peers because the ARM loans underlying its investment portfolio reset to more current interest rates within a relatively short period of time.  As a result, the Company is positioned to benefit from future recoveries in financing spreads that typically contract during periods of rising interest rates and to experience smaller fluctuations in portfolio values compared to portfolios containing a significant amount of longer-duration ARM or fixed-rate mortgage securities.  Duration is a common measure of market price sensitivity to interest rate movements.  A shorter duration generally indicates less interest rate risk.

For the quarter ended March 31, 2016, the Company reported net interest margins related to its residential mortgage investments of $32.9 million compared to $33.6 million for the quarter ended December 31, 2015.  The decrease in net interest margins was largely attributable to lower average portfolio balances outstanding during the quarter.  Financing spreads on residential mortgage investments averaged 0.90% during the first quarter of 2016, unchanged from financing spreads earned during the fourth quarter of 2015, as higher cash yields and lower yield adjustments for investment premium amortization resulting from lower mortgage prepayment levels were offset by higher borrowing rates.  Financing spreads on residential mortgage investments is a non-GAAP financial measure based solely on yields on residential mortgage investments, net of borrowing rates on secured borrowings, adjusted for related currently-paying interest rate swap agreements held for hedging purposes.

Yields on Capstead’s $13.84 billion portfolio of residential mortgage investments averaged 1.72% during the first quarter of 2016, compared to 1.63% reported for the fourth quarter of 2015.  Three of the nine basis point increase in yields resulted from higher cash yields attributable in part to mortgage loans underlying the portfolio resetting to higher rates based on higher prevailing six- and 12-month interest rate indices.  The remaining six basis point increase in yields is attributable to $2.7 million in lower investment premium amortization as a result of lower mortgage prepayment levels.  Mortgage prepayments significantly impact portfolio yields because investment premiums are amortized to earnings based on actual and expected future levels of mortgage prepayments.  Mortgage prepayment rates for the first quarter averaged an annualized constant prepayment rate, or CPR, of 18.23% compared to 19.62% CPR reported for the fourth quarter of 2015.

The following table illustrates the progression of the Company’s portfolio of residential mortgage investments for the quarter ended March 31, 2016 (dollars in thousands):

Residential mortgage investments, beginning of quarter	$14,154,737
Portfolio acquisitions (principal amount) at average lifetime purchased yields of 2.44%	447,996
Investment premiums on acquisitions*	14,763
Portfolio runoff (principal amount)	(768,837)
Investment premium amortization	(26,011)
Increase in net unrealized gains on securities classified as available-for-sale	12,483
Residential mortgage investments, end of quarter	$13,835,131
Decrease in residential mortgage investments during the quarter	$(319,606)

*	Residential mortgage investments typically are acquired at a premium to the securities’ unpaid principal balances. Investment premiums are recognized in earnings as portfolio yield adjustments using the interest method over the estimated lives of the related investments. As such, the level of mortgage prepayments impacts how quickly investment premiums are amortized.

Rates on Capstead’s $12.62 billion in secured borrowings, after adjusting for hedging activities, averaged 0.82% during the first quarter of 2016, compared to 0.73% for the fourth quarter of 2015.  The nine basis point increase is primarily attributable to the mid-December Federal Reserve action to raise the Federal Funds Rate by 25 basis points.  The regulator-induced moratorium on Federal Home Loan Bank (“FHLB”) advances in mid-January also contributed marginally to higher rates for the quarter as lower-cost FHLB advances were replaced with repurchase arrangements.  Additionally, hedging costs increased as older, lower-rate interest rate swap agreements were replaced at higher rates.  The Company uses pay-fixed, receive-variable interest rate swap agreements generally with two-year interest payment terms supplemented with longer-maturity secured borrowings when available at attractive rates and terms to help mitigate exposure to rising short-term interest rates.  Excluding $1.10 billion notional amount of swap agreements that expired April 1, 2016, at quarter-end the Company held $7.10 billion notional amount of portfolio financing-related swap agreements with contract expirations occurring at various dates through the second quarter 2018 and a weighted average expiration of 15 months.  Secured borrowings with remaining maturities of greater than six months totaled $550 million at quarter-end with a weighted average remaining maturity of seven months.

Operating costs expressed as an annualized percentage of long-term investment capital averaged 1.26% during the first quarter of 2016 compared to an average of 1.02% for 2015.  Approximately 19 basis points of this increase is the result of finalizing 2015 performance-based compensation program results in March 2016.  Capstead remains a clear leader in terms of operating cost efficiency among its mortgage REIT peers.

Long-Term Investment Capital, Portfolio Leverage and Book Value per Common Share

Capstead’s long-term investment capital, which consists of common and perpetual preferred stockholders’ equity and $98 million of long-term unsecured borrowings, decreased $14.9 million during the first quarter of 2016 to $1.38 billion at quarter-end.  While unrealized portfolio gains were modestly higher at March 31, 2016 compared to December 31, 2015, higher unrealized losses on interest rate swap agreements held for hedging purposes offset these gains.  Portfolio leverage (secured borrowings divided by long-term investment capital) decreased to 9.14 to one at March 31, 2016 from 9.28 to one at December 31, 2015, primarily because of lower portfolio balances.

The following table illustrates the progression of the Company’s book value per common share (total stockholders’ equity, less preferred share liquidation preferences, divided by shares of common stock outstanding) as well as changes in book value expressed as percentages of beginning book value for the quarter ended March 31, 2016:

Book value per common share, beginning of quarter	$11.42
Change in unrealized gains and losses on mortgage securities classified as available-for-sale	0.13
Change in unrealized gains and losses on interest rate swap agreements designated as cash flow hedges of:
Secured borrowings	(0.18)
Unsecured borrowings	(0.10)
	(0.15)	(1.3)%
Dividend distributions in excess of earnings and other capital transactions (principally related to equity awards)	(0.02)	(0.2)%
Book value per common share, end of quarter	$11.25
Decrease in book value per common share during the quarter	$(0.17)	(1.5)%

Nearly all of Capstead’s residential mortgage investments and all interest rate swap agreements are reflected at fair value on the Company’s balance sheet and related unrealized gains and losses are included in the calculation of book value per common share.  The Company’s borrowings, however, are not reflected at fair value on the balance sheet.  Fair value is impacted by market conditions, including changes in interest rates, and the availability of financing at reasonable rates and leverage levels, among other factors.  The Company’s investment strategy attempts to mitigate these risks by focusing on investments in agency-guaranteed residential mortgage pass-through securities, which are considered to have little, if any, credit risk and are collateralized by ARM loans with interest rates that reset periodically to more current levels, generally within five years.  Because of these characteristics, the fair value of the Company’s portfolio is less vulnerable to significant pricing declines caused by credit concerns or rising interest rates compared to leveraged portfolios containing a significant amount of non-agency-guaranteed securities or agency-guaranteed securities backed by longer-duration ARM or fixed-rate loans.

Common Stock Repurchase Program

On January 27, 2016 Capstead’s Board of Directors authorized the repurchase of up to $100 million in common stock when such repurchases are deemed appropriate relative to portfolio reinvestment options and liquidity needs.  With the significant improvement in the Company’s common stock price subsequent to the authorization of this program, no shares have been repurchased to date.

Management Remarks

Commenting on current operating and market conditions, Andrew F. Jacobs, President and Chief Executive Officer, said, “Our first quarter earnings benefited from lower mortgage prepayment levels due to lower refinancing activity as well as other seasonal factors.  This has resulted in lower investment premium amortization and contributed to higher portfolio yields.  Mortgage prepayment levels are heavily influenced by the availability of mortgage financing with attractive terms and the overall health of the housing markets.  Portfolio yields are also benefiting from higher coupon interest rate resets as mortgage loans underlying our portfolio of agency-guaranteed ARM securities reset to higher rates based on higher prevailing six- and 12-month interest rate indices.  The majority of these loans reset annually based on margins over indices such as the 12-month London Interbank Offered Rate, which increased an additional three basis points during the first quarter of 2016 to 1.21% following a 33 basis point increase during the fourth quarter of 2015.  As illustrated on page 12 of this press release, 58 percent of our portfolio (as measured by amortized cost) is scheduled to reset in rate at least once within the next 18 months potentially resulting in higher yields for this portion of our portfolio.

“With the Federal Reserve acting in mid-December to increase the Federal Funds Rate for the first time in nine years, rates on 30- to 90-day secured borrowings have increased.  However, our overall borrowing rates are fairly insulated this year through the use of interest rate swap agreements and longer-maturity borrowings which we believe will allow time for yields on our portfolio to improve with ongoing coupon interest rate resets.  Future borrowing and hedging costs will be dependent upon market conditions, including the extent of future actions by the Federal Reserve to influence short-term interest rates.

“Of more immediate significance for 2016 quarterly earnings is the level of mortgage prepayments that we may experience.  Mortgage interest rates available in the market have followed U.S. Treasury yields lower during the first quarter allowing more homeowners opportunities to refinance.  As a consequence, we anticipate mortgage prepayment rates to increase this spring due to refinancing activity, in addition to normal seasonal factors, which will increase investment premium amortization.

“In conclusion, we anticipate that higher levels of mortgage prepayments in at least the second quarter will put downward pressure on net interest margins, while cash yields on our portfolio should continue rising and our borrowing costs should remain fairly contained given market expectations for near-term actions by the Federal Reserve.  We remain confident in and focused on our investment strategy of managing a leveraged portfolio of agency-guaranteed residential ARM securities that can produce attractive risk-adjusted returns over the long term while reducing, but not eliminating, sensitivity to changes in interest rates.”

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Thursday, April 28, 2016 at 9:00 a.m. ET.  The conference call may be accessed by dialing toll free (877) 505-6547 in the U.S., (855) 669-9657 for Canada, or (412) 902-6660 for international callers.  A live audio webcast of the conference call can be accessed via the investor relations section of the Company’s website at www.capstead.com or www.capstead.reit, and an audio archive of the webcast will be available for approximately 60 days.  The audio replay will be available one hour after the end of the conference call through July 28, 2016.  The replay can be accessed by dialing toll free (877) 344-7529 in the U.S., (855) 669-9658 for Canada, or (412) 317-0088 for international callers and entering conference number 10083853.

Statement Concerning Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “will be,” “will likely continue,” “will likely result,” or words or phrases of similar meaning.  Forward-looking statements are based largely on the expectations of management and are subject to a number of risks and uncertainties including, but not limited to, the following:

•	changes in general economic conditions;
•	fluctuations in interest rates and levels of mortgage prepayments;
•	the effectiveness of risk management strategies;
•	the impact of differing levels of leverage employed;
•	liquidity of secondary markets and credit markets;
•	the availability of financing at reasonable levels and terms to support investing on a leveraged basis;
•	the availability of new investment capital;
•	the availability of suitable qualifying investments from both an investment return and regulatory perspective;
•	changes in legislation or regulation affecting Fannie Mae, Freddie Mac, Ginnie Mae, the Federal Home Loan Bank system and similar federal government agencies and related guarantees;

•	other changes in legislation or regulation affecting the mortgage and banking industries;
•	changes in market conditions as a result of Federal Reserve monetary policy or federal government fiscal challenges;
•	deterioration in credit quality and ratings of existing or future issuances of Fannie Mae, Freddie Mac or Ginnie Mae securities;
•	changes in legislation or regulation affecting exemptions for mortgage REITs from regulation under the Investment Company Act of 1940; and
•	increases in costs and other general competitive factors.

In addition to the above considerations, actual results and liquidity are affected by other risks and uncertainties which could cause actual results to be significantly different from those expressed or implied by any forward-looking statements included herein.  It is not possible to identify all of the risks, uncertainties and other factors that may affect future results.  In light of these risks and uncertainties, the forward-looking events and circumstances discussed herein may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.  Forward-looking statements speak only as of the date the statement is made and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Accordingly, readers of this document are cautioned not to place undue reliance on any forward-looking statements included herein.

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except ratios, pledged and per share amounts)

	March 31, 2016	December 31, 2015
	(unaudited)
Assets
Residential mortgage investments ($13.29 and $13.54 billion pledged at March 31, 2016 and December 31, 2015, respectively)	$13,835,131	$14,154,737
Cash collateral receivable from interest rate swap counterparties	72,037	50,193
Interest rate swap agreements at fair value	802	7,720
Cash and cash equivalents	52,054	54,185
Receivables and other assets	149,915	179,531
	$14,109,939	$14,446,366
Liabilities
Secured borrowings	$12,623,699	$12,958,394
Interest rate swap agreements at fair value	46,309	26,061
Unsecured borrowings	98,014	97,986
Common stock dividend payable	25,592	25,979
Accounts payable and accrued expenses	32,932	39,622
	12,826,546	13,148,042
Stockholders’ equity
Preferred stock - $0.10 par value; 100,000 shares authorized: 7.50% Cumulative Redeemable Preferred Stock, Series E, 8,164 and 8,156 shares issued and outstanding ($204,109 and $203,902 aggregate liquidation preferences) at March 31, 2016 and December 31, 2015, respectively	197,370	197,172
Common stock - $0.01 par value; 250,000 shares authorized: 95,947 and 95,825 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	959	958
Paid-in capital	1,309,723	1,310,563
Accumulated deficit	(346,464)	(346,464)
Accumulated other comprehensive income	121,805	136,095
	1,283,393	1,298,324
	$14,109,939	$14,446,366
Long-term investment capital (consists of stockholders’ equity and unsecured borrowings) (unaudited)	$1,381,407	$1,396,310
Portfolio leverage (secured borrowings divided by long-term investment capital) (unaudited)	9.14:1	9.28:1
Book value per common share (based on common shares outstanding and calculated assuming liquidation preferences for preferred stock) (unaudited)	$11.25	$11.42

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Quarter Ended March 31
	2016	2015
Interest income:
Residential mortgage investments	$59,500	$58,645
Other	192	94
	59,692	58,739
Interest expense:
Secured borrowings	(26,582)	(19,214)
Unsecured borrowings	(1,977)	(2,123)
	(28,559)	(21,337)
	31,133	37,402
Other revenue (expense):
Salaries and benefits	(1,157)	(1,049)
Short-term incentive compensation	(1,422)	(692)
Long-term incentive compensation	(645)	(608)
Other general and administrative expense	(1,169)	(1,149)
Miscellaneous other revenue (expense)	613	53
	(3,780)	(3,445)
Net income	$27,353	$33,957
Net income available to common stockholders:
Net income	$27,353	$33,957
Less preferred stock dividends	(3,826)	(3,742)
	$23,527	$30,215

Net income per common share:
Basic and diluted	$0.25	$0.32

Weighted average common shares outstanding:
Basic	95,614	95,469
Diluted	95,745	95,674

Cash dividends declared per share:
Common	$0.26	$0.31
Series E Preferred	0.47	0.47

CAPSTEAD MORTGAGE CORPORATION
CONDENSED QUARTERLY STATEMENTS OF INCOME AND SELECT OPERATING STATISTICS
(unaudited)

	2016	2015				2014
	Q1	Q4	Q3	Q2	Q1	Q4
Condensed Quarterly Statements of Income: (in thousands, except per share amounts)
Interest income on residential mortgage investments (before investment premium amortization)	$85,511	$86,250	$83,808	$83,398	$83,723	$82,509
Investment premium amortization	(26,011)	(28,732)	(34,323)	(33,057)	(25,078)	(26,159)
Related interest expense	(26,582)	(23,937)	(22,272)	(20,098)	(19,214)	(18,107)
	32,918	33,581	27,213	30,243	39,431	38,243
Other interest income (expense)*	(1,785)	(2,027)	(2,034)	(2,023)	(2,029)	(2,023)
	31,133	31,554	25,179	28,220	37,402	36,220
Salaries and benefits	(1,157)	(1,136)	(1,104)	(1,103)	(1,049)	(996)
Short-term incentive compensation	(1,422)	(1,166)	(1,424)	(830)	(692)	(565)
Long-term incentive compensation	(645)	(325)	(536)	(227)	(608)	(201)
Other general and administrative expense	(1,169)	(1,170)	(1,309)	(1,170)	(1,149)	(929)
Miscellaneous other revenue (expense)	613	600	261	54	53	(55)
	(3,780)	(3,197)	(4,112)	(3,276)	(3,445)	(2,746)
Net income	$27,353	$28,357	$21,067	$24,944	$33,957	$33,474
Net income per diluted common share	$0.25	$0.26	$0.18	$0.22	$0.32	$0.31
Average diluted common shares outstanding	95,745	95,718	95,721	95,689	95,674	95,674
Select Operating Statistics: (dollars in millions, percentages annualized)
Average portfolio outstanding (cost basis)	$13,849	$14,116	$13,885	$13,854	$13,834	$13,597
Average long-term investment capital (“LTIC”)	1,398	1,431	1,475	1,502	1,500	1,506
Financing spreads on residential mortgage investments	0.90%	0.90%	0.74%	0.84%	1.11%	1.10%
Constant prepayment rate (“CPR”)	18.23	19.62	23.21	21.98	16.66	17.58
Operating costs as a percentage of LTIC	1.26	1.05	1.18	0.89	0.95	0.71
Return on common equity capital	8.58	8.57	5.80	7.02	10.10	9.68

*	Consists principally of interest on unsecured borrowings.

CAPSTEAD MORTGAGE CORPORATION
QUARTERLY FINANCING SPREAD ANALYSIS
(annualized, unaudited)

	2016	2015				2014
	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2
Yields on residential mortgage investments: (a)
Cash yields	2.47%	2.44%	2.42%	2.41%	2.42%	2.43%	2.44%	2.46%
Investment premium amortization	(0.75)	(0.81)	(0.99)	(0.95)	(0.72)	(0.77)	(0.84)	(0.75)
Adjusted yields	1.72	1.63	1.43	1.46	1.70	1.66	1.60	1.71
Secured borrowing rates: (b)
Unhedged borrowing rates	0.65	0.48	0.45	0.41	0.38	0.36	0.32	0.32
Fixed swap rates	0.69	0.62	0.57	0.55	0.53	0.51	0.50	0.49
Adjusted borrowing rates	0.82	0.73	0.69	0.62	0.59	0.56	0.51	0.49
Financing spreads on residential mortgage investments	0.90	0.90	0.74	0.84	1.11	1.10	1.09	1.22
CPR	18.23	19.62	23.21	21.98	16.66	17.58	19.18	17.22

(a)	Cash yields are based on the cash component of interest income. Investment premium amortization is determined using the interest method which incorporates actual and anticipated future mortgage prepayments. Both are expressed as a percentage calculated on average amortized cost basis for the indicated periods.

(b)	Unhedged borrowing rates represent average rates on secured borrowings, before consideration of related currently-paying interest rate swap agreements.

Fixed swap rates represent the average fixed-rate payments made on currently-paying interest rate swap agreements held for portfolio hedging purposes and exclude differences between LIBOR-based variable-rate payments received on these swaps and unhedged borrowing rates, as well as the effects of any hedge ineffectiveness.  These factors equated to 24 basis points on average currently-paying swap notional amounts outstanding for the first quarter of 2016 and for the year ended December 31, 2015.

Adjusted borrowing rates reflect unhedged borrowing rates, fixed swap rates and the above mentioned factors, calculated on average secured borrowings outstanding for the indicated periods.

Financing spreads on residential mortgage investments, a non-GAAP financial measure, differs from total financing spreads, an all-inclusive GAAP measure, that is based on all interest-earning assets and all interest-paying liabilities.  Management believes that presenting financing spreads on residential mortgage investments provides useful information for evaluating the performance of the Company’s portfolio.  The following reconciles these two measures.

	2016	2015				2014
	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2

Financing spreads on residential mortgage investments	0.90%	0.90%	0.74%	0.84%	1.11%	1.10%	1.09%	1.22%
Impact of yields on other interest-earning assets*	(0.03)	(0.01)	(0.03)	(0.04)	(0.04)	(0.05)	(0.04)	(0.05)
Impact of borrowing rates on other interest-paying liabilities*	(0.05)	(0.06)	(0.05)	(0.06)	(0.06)	(0.07)	(0.06)	(0.07)
Total financing spreads	0.82	0.83	0.66	0.74	1.01	0.98	0.99	1.10

*	Other interest-earning assets consist of overnight investments and cash collateral receivable from interest rate swap counterparties. Other interest-paying liabilities consist of unsecured borrowings (at an average borrowing rate of 8.07% for the first quarter of 2016) and cash collateral payable to interest rate swap counterparties.

CAPSTEAD MORTGAGE CORPORATION
FAIR VALUE ANALYSIS
(dollars in thousands, unaudited)

	March 31, 2016					December 31, 2015
	Unpaid Principal Balance	Investment Premiums	Basis or Notional Amount	Fair Value	Unrealized Gains (Losses)	Unrealized Gains (Losses)
Residential mortgage investments classified as available-for-sale: (a)
Fannie Mae/Freddie Mac securities:
Current-reset ARMs	$5,853,411	$170,113	$6,023,524	$6,163,960	$140,436	$161,400
Longer-to-reset ARMs	3,962,035	140,936	4,102,971	4,121,205	18,234	(5,561)
Fixed-rate	17	–	17	17	–	1
Ginnie Mae securities:
Current-reset ARMs	1,804,608	62,859	1,867,467	1,873,646	6,179	6,268
Longer-to-reset ARMs	1,616,910	51,616	1,668,526	1,670,689	2,163	(7,579)
	$13,236,981	$425,524	$13,662,505	$13,829,517	$167,012	$154,529

Interest rate swap agreements: (b)
Secured borrowings-related swap agreements			$8,200,000	$(10,494)	$(10,194)	$6,576
Unsecured borrowings-related swap agreements			100,000	(35,013)	(35,013)	(25,010)

(a)	Unrealized gains and losses on residential mortgage securities classified as available-for-sale are recorded as a component of Accumulated other comprehensive income in Stockholders’ equity. Gains or losses are generally recognized in earnings only if sold. Residential mortgage securities classified as held-to-maturity with a cost basis of $2 million and unsecuritized investments in residential mortgage loans with a cost basis of $3 million are not subject to fair value accounting and therefore have been excluded from this analysis. Capstead segregates its residential ARM securities based on the average length of time until the loans underlying each security reset to more current rates.

(b)	To help mitigate exposure to higher interest rates, Capstead uses one-month LIBOR-indexed, pay-fixed, receive-variable interest rate swap agreements with two-year interest payment terms, supplemented with longer-maturity secured borrowings when available at attractive rates and terms. The Company has also entered into $100 million notional amount of swap agreements with terms coinciding with the 20-year variable-rate terms of the Company’s unsecured borrowings. Swap positions are designated as cash flow hedges for accounting purposes and carried on the balance sheet at fair value with related unrealized gains or losses reflected as a component of Accumulated other comprehensive income in Stockholders’ equity. Related hedge ineffectiveness is recognized in Interest expense.

The following reflects Capstead’s portfolio financing-related swap positions and secured borrowings with remaining maturities of greater than six months, sorted by quarter of swap contract expiration and borrowing maturity.  Average combined rates reflect related swap fixed-rate payment requirements and secured borrowing rates and exclude adjustments for hedge ineffectiveness and differences between LIBOR-based variable payments received on these swaps and unhedged borrowing rates.

Contract Expiration/Borrowing Maturity	Swap Notional Amounts	Longer-Maturity Secured Borrowings	Total	Average Combined Rates
Second quarter 2016 (expired April 1, 2016)	$1,100,000	$–	$1,100,000	0.47%
Third quarter 2016	700,000	–	700,000	0.56
Fourth quarter 2016	800,000	450,000	1,250,000	0.69
First quarter 2017	1,000,000	100,000	1,100,000	0.74
Second quarter 2017	900,000	–	900,000	0.74
Third quarter 2017	400,000	–	400,000	0.74
Fourth quarter 2017	1,500,000	–	1,500,000	0.79
First quarter 2018	1,700,000	–	1,700,000	0.76
Second quarter 2018	100,000	–	100,000	0.77
	$8,200,000	$550,000	$8,750,000

After consideration of portfolio financing-related swap positions, Capstead’s residential mortgage investments and related secured borrowings had durations as of March 31, 2016 of approximately 11¼ and 8¾ months, respectively, for a net duration gap of approximately 2½ months.  Duration is a measure of market price sensitivity to changes in interest rates.  A shorter duration generally indicates less interest rate risk.

CAPSTEAD MORTGAGE CORPORATION
RESIDENTIAL ARM SECURITIES PORTFOLIO STATISTICS
(as of March 31, 2016)
(dollars in thousands, unaudited)

ARM Type	Amortized Cost Basis (a)	Net WAC (b)	Fully Indexed WAC (b)	Average Net Margins (b)	Average Periodic Caps (b)	Average Lifetime Caps (b)	Months To Roll (c)
Current-reset ARMs:
Fannie Mae Agency Securities	$4,284,146	2.45%	2.73%	1.71%	3.41%	9.55%	5.9
Freddie Mac Agency Securities	1,739,378	2.56	2.88	1.82	2.71	9.73	6.6
Ginnie Mae Agency Securities	1,867,467	2.38	2.11	1.51	1.07	8.38	6.4
Residential mortgage loans	2,332	3.47	2.76	2.06	1.66	11.01	5.0
(58% of total)	7,893,323	2.46	2.62	1.68	2.70	9.31	6.2
Longer-to-reset ARMs:
Fannie Mae Agency Securities	2,106,819	2.79	2.85	1.64	3.50	7.81	40.7
Freddie Mac Agency Securities	1,996,152	2.75	2.89	1.67	2.83	7.82	43.3
Ginnie Mae Agency Securities	1,668,526	2.84	2.10	1.51	1.04	7.88	41.6
(42% of total)	5,771,497	2.79	2.64	1.61	2.56	7.83	41.8
	$13,664,820	2.60	2.63	1.65	2.64	8.69	21.2

Gross WAC (rate paid by borrowers) (d)		3.19

(a)	Amortized cost basis represents the Company’s investment (unpaid principal balance plus unamortized investment premiums) before unrealized gains and losses. At March 31, 2016, the ratio of amortized cost basis to unpaid principal balance for the Company’s ARM holdings was 103.21. This table excludes $3 million in fixed-rate agency-guaranteed mortgage pass-through securities, residential mortgage loans and private residential mortgage pass-through securities held as collateral for structured financings.

(b)	Net WAC, or weighted average coupon, is the weighted average interest rate of the mortgage loans underlying the indicated investments, net of servicing and other fees as of the indicated date. Net WAC is expressed as a percentage calculated on an annualized basis on the unpaid principal balances of the mortgage loans underlying these investments. As such, it is similar to the cash yield on the portfolio which is calculated using amortized cost basis. Fully indexed WAC represents the weighted average coupon upon one or more resets using interest rate indexes and net margins as of the indicated date. Average net margins represent the weighted average levels over the underlying indexes that the portfolio can adjust to upon reset, usually subject to initial, periodic and/or lifetime caps on the amount of such adjustments during any single interest rate adjustment period and over the contractual term of the underlying loans. ARM securities with initial fixed-rate periods of five years or longer typically have either 200 or 500 basis point initial caps with 200 basis point periodic caps. Additionally, certain ARM securities held by the Company are subject only to lifetime caps or are not subject to a cap. For presentation purposes, average periodic caps in the table above reflect initial caps until after an ARM security has reached its initial reset date and lifetime caps, less the current net WAC, for ARM securities subject only to lifetime caps. At quarter-end, 65% of current-reset ARMs were subject to periodic caps averaging 1.74%; 26% were subject to initial caps averaging 3.52%; 8% were subject to lifetime caps averaging 7.54%; and 1% were not subject to a cap. All longer-to-reset ARM securities at March 31, 2016 were subject to initial caps.

(c)	Capstead classifies its ARM securities based on the average length of time until the loans underlying each security reset to more current rates (“months-to-roll”) (less than 18 months for “current-reset” ARM securities, and 18 months or greater for “longer-to-reset” ARM securities). After consideration of any applicable initial fixed-rate periods, at March 31, 2016 approximately 88%, 7% and 5% of the Company’s ARM securities were backed by mortgage loans that reset annually, semi-annually and monthly, respectively. Approximately 74% of the Company’s current-reset ARM securities have reached an initial coupon reset date, while none of its longer-to-reset ARM securities have reached an initial coupon reset date.

(d)	Gross WAC is the weighted average interest rate of the mortgage loans underlying the indicated investments, including servicing and other fees paid by borrowers, as of the indicated balance sheet date.